AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED PARTICIPATION AGREEMENT

PHL Variable Insurance Company, Variable Insurance Products Fund, Variable Insurance Products Fund II, Variable Insurance Products Fund III, Variable Insurance Products Fund IV, Variable Insurance Products Fund V, and Fidelity Distributors Corporation hereby amend the Amended and Restated Participation Agreement (“Agreement”) dated April 1, 2008, by doing the following:

Schedule A of the Agreement is hereby deleted in its entirety and replaced with the Amended Schedule A attached hereto.

IN WITNESS WHEREOF, the parties have hereto affixed their respective authorized signatures, intending that this Amendment be effective as of the 1st day of August, 2009.

PHL VARIABLE INSURANCE COMPANY

By:	/s/ Jeanie Gagnon
Name:	Jeanie Gagnon
Title:	Second Vice President

VARIABLE INSURANCE PRODUCTS FUND

VARIABLE INSURANCE PRODUCTS FUND II

VARIABLE INSURANCE PRODUCTS FUND III

VARIABLE INSURANCE PRODUCTS FUND IV

VARIABLE INSURANCE PRODUCTS FUND V

By:	/s/ Bryan Mehrmann
Name:	Bryan Mehrmann
Title:	Deputy Treasurer

FIDELITY DISTRIBUTORS CORPORATION

By:	/s/ Thomas J. Corra
Name:	Thomas J. Corra
Title:	Chief Administrative Officer

Schedule A

Separate Accounts and Associated Contracts

Name of Separate Account and Date Established by Board of Directors	Policy Form Numbers of Contracts Funded By Separate Account

PHL Variable Accumulation Account Date Established: December 7, 1994	D611, D601, D602, D602 NY, D611, I601,D609, D615, D603, D613, D604, D617, 08VA

PHLVIC Variable Universal Life Account Date Established: September 10, 1998	V605, V612, V613, V615, 06PEXVUL, 07VUL, 08JE, 08XVUL

PHL Variable Accumulation Account II Date Established: October 25, 2007	PHL-2300-2